Contacts:

Paul Gifford, Investor Relations
Phone: 704 423 5517

Gail Warner, Media Relations
Phone: 704 277 3943

News Release

Goodrich Corporation
Four Coliseum Centre
2730 West Tyvola Road
Charlotte, NC 28217-4578
Tel: 704 423 7000
Fax: 704 423 7127
www.goodrich.com

Goodrich Announces Expected Impact of Boeing Decision to Conclude 717 Production

•	Expected charge to net income of less than $10 million pre-tax, or less than $7 million after-tax, in the fourth quarter 2004.

•	Previously reported 2004 outlook affected; 2005 outlook unchanged.

CHARLOTTE, NC, Jan. 17, 2005 – Goodrich Corporation announced the expected impact on the company of the decision by The Boeing Company to conclude production of the 717 aircraft in 2006. The company expects to record a charge to net income in the fourth quarter of 2004 of less than $10 million pre-tax, or less than $7 million after-tax ($0.06 per fully diluted share), related to the 717 program. The exact amount of the charge is currently under review by management and will be finalized prior to reporting fourth quarter and full year 2004 results in early 2005.

The expected charge is not included in the company’s current outlook for fully diluted 2004 earnings per share. The impact of the charge should be taken into account by investors in evaluating the company’s 2004 outlook. Based on current expectations, the outlook for 2005, as outlined in the company’s November 15, 2004 press release and investor presentation (available at www.goodrich.com), remains unchanged for sales, earnings and cash flow from operations.

Goodrich Corporation, a Fortune 500 company, is a leading global supplier of systems and services to the aerospace and defense industry. Goodrich technology is involved in making aircraft fly... helping them land... and keeping them safe. Serving a global customer base with significant worldwide manufacturing and service facilities, Goodrich is one of the largest aerospace companies in the world. For more information visit http://www.goodrich.com

Forward-looking Statements

Certain statements made in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the company’s future plans, objectives and expected performance. Specifically, statements that are not historical facts, including statements accompanied by words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” or “plan,” are intended to identify forward-looking statements and convey the uncertainty of future events or outcomes. The company cautions readers that any such forward-looking statements are based on assumptions that the company believes are reasonable, but are subject to a wide range of risks, and actual results may differ materially.

Important factors that could cause actual results to differ include, but are not limited to:

•	the extent to which the company is successful in integrating Aeronautical Systems in a manner and a timeframe that achieves expected cost savings and operating synergies;

•	the actual amount of future liabilities assumed by the company pursuant to the partial settlement with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the possibility of additional contractual disputes with Northrop Grumman related to the purchase of Aeronautical Systems;

•	the nature, extent and timing of the company’s proposed restructuring and consolidation actions and the extent to which the company is able to achieve savings from these actions;

•	the possibility of additional restructuring and consolidation actions beyond those previously announced by the company;

•	demand for and market acceptance of new and existing products, such as the Airbus A380, the Boeing 7E7, the Joint Strike Fighter, the Embraer 190 and the Boeing 717;

•	the company’s ability to extend its contracts with Boeing relating to the 7E7 beyond the initial contract period;

•	the health of the commercial aerospace industry, including the impact of bankruptcies in the airline industry;

•	global demand for aircraft spare parts and aftermarket services;

•	threats and events associated with and efforts to combat terrorism, including the current situation in Iraq;

•	the impact of Severe Acute Respiratory Syndrome (SARS) or other airborne respiratory illnesses on global travel;

•	potential cancellation of orders by customers;

•	successful development of products and advanced technologies;

•	the extent to which expenses relating to employee and retiree medical and pension benefits continue to rise;

•	competitive product and pricing pressures;

•	the payment of premiums by the company in connection with the early retirement of debt;

•	the resolution of tax litigation involving Coltec Industries Inc and Rohr, Inc.;

•	the company’s ability to recover from third parties under contractual rights of indemnification for environmental and other claims arising out of the divestiture of the company’s tire, vinyl and other businesses;

•	possible assertion of claims against the company on the theory that it, as the former corporate parent of Coltec Industries Inc, bears some responsibility for the asbestos-related liabilities of Coltec and its subsidiaries, or that Coltec’s dividend of its aerospace business to the company prior to the EnPro spin-off was made at a time when Coltec was insolvent or caused Coltec to become insolvent;

•	the effect of changes in accounting policies;

•	domestic and foreign government spending, budgetary and trade policies;

•	economic and political changes in international markets where the company competes, such as changes in currency exchange rates, inflation, deflation, recession and other external factors over which the company has no control; and

•	the outcome of contingencies (including completion of acquisitions, divestitures, litigation and environmental remediation efforts).

Further information regarding the factors that could cause actual results to differ materially from projected results can be found in the company’s filings with the Securities and Exchange Commission, included in the company’s Annual Report on Form 10-K for the year ended December 31, 2003 and the company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

The company cautions you not to place undue reliance on the forward-looking statements contained in this release, which speak only as of the date on which such statements were made. The company undertakes no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events.

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